EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

Great Lakes Dredge & Dock Corporation Signs Contract with Philly Shipyard, Inc. to Build the First Jones-Act Compliant Subsea Rock Installation Vessel for

U.S. Offshore Wind

•	Historic milestone for domestic offshore wind industry, will create hundreds of U.S. jobs.
•	Major step in establishing U.S.-based rock supply chain for the offshore wind industry.
•	Vessel expected to be sea-ready by Q4 2024

HOUSTON, November 16, 2021 (GLOBE NEWSWIRE)– Great Lakes Dredge & Dock Corporation (“Great Lakes Dredge & Dock” or the “Company”) (NASDAQ: GLDD), the largest provider of dredging services in the United States announced today that the Company has signed a contract with Philly Shipyard, Inc (OSE: PHLY) to build the first U.S.-flagged Jones Act-compliant, inclined fallpipe vessel for subsea rock installation. This vessel will service America’s growing offshore wind energy industry and help reach the Biden administration’s ambitious 30 GW of offshore wind goal by 2030.

“This contract, valued at approximately $197 million, marks a milestone for our company, the U.S. offshore wind industry and our nation,” said Lasse Petterson, Great Lakes Dredge & Dock’s President and Chief Executive Officer. “Offshore wind will play a crucial role in helping the U.S. meet its decarbonization and clean energy goals. The unique, technologically advanced vessel we are constructing is an essential step towards building the marine infrastructure required for this new industry, which holds so much promise for our nation economically and environmentally.”

This Great Lakes Dredge & Dock vessel will be U.S. owned, U.S. built, U.S. operated and crewed by American union workers, and will meet all conditions of the Jones Act. The vessel will transport and strategically deposit loads of rock on the seabed, laying scour protection for offshore wind farm foundations, cables and other structures. The ship will have an overall length of 140.5 meters (461 feet) and a breadth of 34.1 meters (112 feet). Further, the vessel is expected to help spur additional job growth and regional economic opportunities through the creation of a U.S.-based rock supply chain network, which will be needed to supply subsea rock installation activities, from quarries in states along the East Coast.

Eleni Beyko, Great Lakes Dredge & Dock’s Senior Vice President, Offshore Wind, commented, “World-renowned engineering firm Ulstein Design and Solutions B.V. was commissioned by the Company to design the vessel using state-of-the-art technology, equipment, and automation. The design was reviewed and approved by the American Bureau of Shipping (“ABS”) and will be built with best-in-class safety and low emissions standards (LEV, Sustain2), EPA Tier 4 engines and plug-in capability to obtain power from shore while loading.  The vessel will be able to run on biofuel which reduces the ship’s CO2 footprint and it will be equipped with advanced active emissions control technology to reduce NOx emissions to a minimum.  The installed battery pack will shave peak loads to reduce fuel consumption and corresponding emissions. The vessel is expected to be sea-ready by Q4 2024, to coincide with major offshore wind project construction timelines previously announced.”

As the leading U.S. dredging company and with more than 130 years’ experience and expertise in dredging, marine engineering, specialized vessel design and safe offshore operations, Great Lakes Dredge & Dock believes the company is optimally positioned to make the business pivot into the offshore wind energy industry.  The Company brings best practices to all the projects it undertakes, employing among the industry’s highest safety standards and quality control protocols.

“With this newbuild vessel purpose built to meet the needs of the U.S. offshore wind industry, we are essentially harnessing the best practices to create a new dimension to our legacy and help make history for our country.” concluded Petterson.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprising over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.  Great Lakes operates under the Jones Act which is a federal law that regulates maritime commerce in the United States and requires goods shipped between U.S. ports to be transported on ships that are built, owned and operated by U.S. citizens or permanent residents.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future events.

Although Great Lakes believes that its plans, intentions and expectations reflected in this press release are reasonable, actual events could differ materially. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

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